Exhibit 10.1

Execution Copy

AMENDED AND RESTATED SUPPLEMENTAL AGREEMENT

This Agreement is made this 14th day of December, 2012.

BETWEEN:

TUCOWS.COM CO.
(the “Borrower”)

- and -

TUCOWS (DELAWARE), INC.
(“Delaware”)

- and -

TUCOWS INC.
(“Tucows”)

- and -

BANK OF MONTREAL
(the “Bank”)

WHEREAS the Bank established certain credit facilities for the Borrower pursuant to the 2007 Term Sheet (as hereinafter defined);

AND WHEREAS the Bank, the Borrower, Delaware, Tucows and certain Subsidiaries of the Borrower entered into the 2007 Supplemental Agreement (as hereinafter defined) in order to provide for certain additional representations, warranties, covenants and other terms and conditions relating to such credit facilities;

AND WHEREAS the Bank has issued the Term Sheet (as hereinafter defined), which constitutes an amendment and restatement of the 2007 Term Sheet;

AND WHEREAS the parties hereto have entered into this Agreement in order to amend and restate the 2007 Supplemental Agreement;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE I - INTERPRETATION

Definitions

1.01         Each term used in this Agreement as a defined term which is defined in the Term Sheet but is not defined herein shall have the meaning ascribed thereto in the Term Sheet.  In this Agreement, the following words and phases shall have the meanings set forth below:

“2007 Term Sheet” means the term sheet dated July 19, 2007 issued by the Bank and accepted by the Borrower;

“2007 Supplemental Agreement” means the agreement entitled “Loan Agreement” dated July 25, 2007 made among the Bank, the Borrower, Delaware, Tucows and certain Subsidiaries of the Borrower;

“Acceleration Date” means the earlier of: (i) the date on which an Insolvency Event occurs; and (ii) the date of delivery by the Bank to the Borrower of a Demand Notice;

“Advance” means any extension of credit by the Bank to the Borrower, including for greater certainty an extension of credit in the form of a loan, the establishment of an overdraft, the issuance of a Bankers' Acceptance, or the entering into of a Hedging Agreement or Service Agreement;

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time;

“Bank” means Bank of Montreal;

“Bankers’ Acceptance” means a bill of exchange or a depository bill as defined in the Depository Bills and Notes Act (Canada) drawn by the Borrower and accepted by the Bank in respect of which the Borrower becomes obligated to pay the face amount thereof to the holder (which may be a third party or the Bank) upon maturity;

“Borrower” means Tucows.com Co., an unlimited liability company formed under the laws of the Province of Nova Scotia, and its successors and assigns;

“Breach” means the failure of the Borrower or any other Company to observe, perform or comply with any of its covenants or obligations contained in this Agreement or any other Loan Document;

“Business Day” means a day on which the main branch of the Bank in Toronto is open for normal banking business, but not including a Saturday or Sunday;

“CBCA” means the Canada Business Corporations Act as it may be amended from time to time; “Canadian Dollars” or “$” or “Cdn $” means the lawful money of Canada;

“Collateral” means all property, assets and undertaking of the Secured Companies (or any of them, as the context may require) and all proceeds thereof;

“Companies” means the Borrower, Delaware, Tucows and all of their respective present and future Subsidiaries from time to time; and “Company” means any one of them as the context requires;

"control" means, in respect of any Person, the power to direct or cause the direction of management and policies of such Person, directly or indirectly, through the ownership of voting securities, contract or otherwise; and "controlled" has a corresponding meaning;

“Delaware” means Tucows (Delaware), Inc., a corporation incorporated under the laws of the State of Delaware, and its successors and assigns;

"Demand Notice" means a written notice delivered to the Borrower by the Bank declaring the Obligations to be immediately due and payable;

"Distribution" means any amount paid to or on behalf of the directors, officers, shareholders, partners or unitholders of any Company, or to any Related Person thereto, by way of salary, bonus, commission, management fees, directors' fees, dividends, redemption of shares, distribution of profits or otherwise, and whether payments are made to such Persons in their capacity as shareholders, partners, unitholders, directors, officers, employees, owners or creditors of any Company or otherwise, or any other direct or indirect payment in respect of the earnings or capital of any Company; provided however that the payment of reasonable salaries, bonuses and commissions from time to time to the officers and employees of a Company, and the payment of reasonable directors’ fees to the directors of a Company, shall not be considered Distributions;

“EBITDA” means, in respect of any fiscal period of a Person, the net income of such Person  (on a consolidated basis, unless otherwise specified) in such fiscal period as set out in such Person’s financial statements prepared in accordance with GAAP, before cash interest expense (i.e. accrued interest gets added back), taxes on earnings, depreciation and amortization, but excluding dividend, interest and extraordinary or non-recurring other income as set out in the financial statements (such latter items to be agreed-upon by the Bank);

“Exchange Rate” in connection with any amount of Canadian Dollars to be converted into another currency pursuant to this Agreement for any reason, or vice-versa, means the Bank's spot rate of exchange for converting Canadian Dollars into such other currency or vice-versa, as the case may be, quoted at approximately noon (Toronto time) on the effective date of such conversion;

“Facilities” means the credit facilities established by the Bank for the Borrower pursuant to the Term Sheet; and “Facility” means any one of them as the context requires;

“First-Ranking Security Interest” in respect of any Collateral means a Lien in such Collateral which is registered where necessary or desirable to record and perfect the charges contained therein and which ranks in priority to all other Liens in such Collateral except for those Permitted Liens (if any) which have priority in accordance with applicable Law;

“Funded Debt” in respect of any Person means obligations of such Person which are considered to constitute debt in accordance with GAAP, including indebtedness for borrowed money, interest-bearing liabilities, obligations secured by Purchase-Money Security Interests, capitalized interest, and the redemption price of any securities issued by such person having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder), but excluding accounts payable incurred in the ordinary course of business, future income taxes (both current and long-term) and obligations under Hedging Agreements;

“GAAP” means generally accepted accounting principles in the United States, as approved by the Financial Accounting Standards Board, as in effect from time to time;

“Governmental Authority” means: (i) any federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental, judicial or administrative body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include, without limitation, any contingent liability under any letter of credit or similar document or instrument; but shall not include liability arising from the endorsement of negotiable instruments for collection;

“Hazardous Materials” means any contaminant, pollutant or substance that is likely to cause harm or degradation to the surrounding environment or risk to human health and without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste or dangerous goods present in such quantity or state that it contravenes any Requirements of Environmental Law;

“Hedging Agreements” means agreements made for the purpose of hedging currency risk and interest rate risk, including currency exchange agreements, interest rate exchange agreements (commonly known as “interest rate swaps”) and forward rate agreements;

“Indemnitees” means the Bank and its agents (specifically including a receiver or receiver¬manager) and their respective officers, directors and employees, and includes the respective successors and assignees of the foregoing;

“Insolvency Event” means any one or more of the following events:

•
any Company ceases to carry on its business; commits an act of bankruptcy; becomes insolvent; makes an assignment for the benefit of creditors; files a petition in bankruptcy or makes a proposal under the BIA; is adjudicated insolvent or bankrupt; or petitions or applies to any tribunal for the appointment of any receiver, trustee or similar liquidator;

•
any proceeding is commenced relating to any Company or to any material portion of its property under any Insolvency Legislation; or any receiver, trustee, manager, consultant, liquidator or similar party is appointed in respect of it or any of its property;

•
any Person takes possession of a material portion of the property of any Company by way of or in contemplation of enforcement of security, or a distress or execution or similar process is levied or enforced against any such property;

•
a judgment for the payment of money due in excess of $25,000 is obtained or entered against any Company and remains unpaid for a period of more than forty-five (45) days, unless such judgment is being contested in good faith by all necessary proceedings and a reserve has been established in an amount satisfactory to the Bank;

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and for greater certainty specifically includes the BIA, the Companies' Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada);

“Investment” means an investment by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party), including such investments in the form of common or preferred shares, debt obligations, capital contributions, partnership interests, joint ventures and similar arrangements, or the provision of a Guarantee in respect of the obligations of such other Person;

“Land” means real and immovable property (including leasehold lands) and includes all buildings, improvements, fixtures and plant situated thereon;

“Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of such laws, including general principles of common and civil law and equity or policies or guidelines, to the extent such policies or guidelines have the force of law, binding on the Person referred to in the context in which such word is used; and “Law” means any of the foregoing;

“Leased Properties” means all Land in which any of the Companies have a leasehold interest from time to time; specifically including the Land listed in Schedule 3.01(j) attached hereto;

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, assignment, deemed trust, right of garnishment, charge or other encumbrance whatsoever, including the lien of an attachment, judgment or execution, or any conditional sale or other title retention agreement, any lease which in substance creates a security interest, and the filing of, or agreement to give, any financing statement under the Personal Property Security Act (Ontario) or the comparable law of any other jurisdiction;

“Loan Documents” means this Agreement, the Security and all other agreements, documents, instruments and assurances required or contemplated herein to be provided by any Person;

“Material Adverse Change” means any change or event which: (i) constitutes a material adverse change in the business, operations, financial condition or properties of the Companies taken as a whole (ii) is reasonably likely to materially impair the Companies' ability, taken as a whole, to timely and fully perform their obligations under the Loan Documents, or (iii) is reasonably likely to materially impair the ability of the Bank to enforce its rights and remedies under this Agreement or the Security; and without limiting the generality of the foregoing, the occurrence of any one or more of the following events shall be deemed to constitute a Material Adverse Change: a Breach; an Insolvency Event; and the issuance of a Demand Notice;

"Material Agreement" means, in respect of any Company, an agreement made between such Company and another Person which if terminated would result in a Breach or a Material Adverse Change, specifically including, as at the date of this Agreement, each agreement listed in Schedule 6.01(n);

"Material Permit" means, in respect of any Company, a licence, permit, approval, registration or qualification granted to or held by such Company which if terminated would result, or would have a reasonable likelihood of resulting, in a Breach or a Material Adverse Change; specifically including, as at the date of this Agreement, each licence, permit, approval, registration or qualification listed in Schedule 6.01(h);

“Minor Title Defects” in respect of any Land means encroachments, restrictions, easements, rights-of-way, servitudes and defects or irregularities in the title to such Land which are of a minor nature and which, in the aggregate, will not materially impair the use of such Land for the purposes for which such Land is held by the owner thereof;

“Obligations” means, at any time, all direct and indirect, contingent and absolute obligations and liabilities of the Companies to the Bank under or in connection with the Term Sheet, this Agreement and the Security (or if the context requires, under or in connection with any Facility) t such time, specifically including the outstanding principal amount of the Advances and all accrued and unpaid interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Security;

“Owned Properties” means all Land in which any Company has a freehold interest from time to time, specifically including those listed in Schedule 3.01(i);

“Pension Plan” means a pension plan or pension benefit plan applicable to employees of any Company which is subject to funding requirements established by applicable pension benefits legislation in any jurisdiction;

“Permitted Funded Debt” means: (i) the Obligations; (ii) indebtedness secured by Permitted Liens; and (iii) Subordinated Debt;

“Permitted Liens” in respect of any Company means the following:

•
Statutory Liens affecting the Company's property not at the time overdue, unless being contested in good faith by all necessary proceedings and in respect of which a reserve has been established in an amount satisfactory to the Bank;

•
security granted by the Company to a public utility, municipality or other statutory or public authority to secure its obligations incurred in the ordinary course of its business for utility services, municipal taxes or other similar services or obligations;

•	Minor Title Defects affecting any Owned Properties in which the Company has an interest;

•	Permitted Purchase-Money Security Interests incurred or assumed by the Company;

•	Liens securing Subordinated Debt incurred by the Company; and

•	the Security granted by or in respect of the Company;

provided that the use of the term “Permitted Liens” to describe such Liens shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by applicable law), and shall not be interpreted as meaning that Liens are entitled to priority over the Security;

“Permitted Purchase-Money Security Interests” means Purchase-Money Security Interests incurred or assumed by the Companies in connection with the purchase or leasing of capital equipment in the ordinary course of business, provided that: (i) the restrictions on capital expenditures and all other applicable terms and conditions contained in the Term Sheet and this Agreement are complied with; and (ii) the aggregate amount thereof does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in any consecutive twelve (12) month period;

“Person” includes an individual, corporation, partnership, trust, unincorporated association, Governmental Authority or any combination of the foregoing;

“Purchase-Money Security Interest” means: (i) a Lien on any property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset and secures an amount not in excess of the purchase price thereof; or (ii) a lease of any property or asset which in substance constitutes a security interest commonly called a “capital lease”), provided that such lease is restricted to such property or asset and secures an amount not in excess of the obligations under such lease;

“Related Person” in relation to any Person means any subsidiary, affiliate or associate (as such terms are defined in the CBCA) of such Person;

“Requirements of Environmental Law” means (i) requirements imposed by or pursuant to statutes, regulations and by-laws, (ii) requirements announced by a Governmental Authority as having immediate effect, provided that at the time of making such announcement such Governmental Authority also states its intention of enacting legislation to confirm such requirements retroactively, (iii) all directives, policies and guidelines issued by any Governmental Authority charged with the administration thereof which have the force of law, and (iv) all requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including, but not limited to, all such obligations and requirements which relate to solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and exposure to Hazardous Materials;

“Secured Companies” means all of the Companies except the Unsecured Companies; and “Secured Company” means any one of them as the context requires;

“Security” means all security agreements, Guarantees and other documents and agreements previously given or hereafter provided by any Person to the Bank from time to time as security for the payment and performance of all present and future, direct and indirect obligations of the Companies to the Bank;

“Service Agreements” means agreements between any Company and the Bank in respect of cash management, payroll or other banking services;

“Statutory Lien” means a Lien in respect of any property or assets of a Company created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including a Lien for the purpose of securing the Company's obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any federal or provincial legislation similar to or enacted in replacement of the foregoing from time to time;

“Subordinated Debt” in respect of any Company means indebtedness of the Company to any Person in respect of which the holder thereof has entered into a subordination agreement in form and substance satisfactory to the Bank, registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (i) the payment of principal and interest on such indebtedness is postponed to the payment and satisfaction of the Obligations, except to the extent as may be otherwise agreed in writing by the Bank; (ii) any security held in respect of such indebtedness is subordinated to the Security; and (iii) the holder of such indebtedness may not take any enforcement action in respect of such indebtedness or any security held by it without the prior written consent of the Bank, but for greater certainty does not include unsecured indebtedness to trade creditors incurred by any of the Companies in the ordinary course of business;

“Subsidiary” has the meaning ascribed thereto in the CBCA;

“Term Sheet” means the term sheet dated November 19, 2012 issued by the Bank and accepted by the Borrower, a copy of which is attached hereto as Exhibit “A”, as it may be amended, restated or replaced from time to time; and

“Tucows” means Tucows Inc., a corporation incorporated under the laws of the State of Pennsylvania, and its successors and assigns; and

"Unsecured Subsidiaries" means (i) the Subsidiaries listed in Schedule 3.01(b) attached hereto under the heading “Unsecured Subsidiaries”; and (ii) any other Subsidiary so designated in writing by the Bank in its discretion; and “Unsecured Subsidiary” means any one of them as the context requires.

Accounting Principles

1.02        Unless otherwise provided herein, all financial terms used in this Agreement shall be determined in accordance with GAAP.  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with GAAP applied on a consistent basis, unless otherwise indicated. If there is a change in GAAP after the date of this Agreement (specifically including a change to GAAP resulting from the adoption of International Financial Reporting Standards) which adversely affects the ability of the Borrower to comply with any financial covenant contained herein, the parties shall discuss whether they wish to amend one or more of the relevant financial covenants to reflect such accounting change. If the parties in their discretion agree to amend any one or more of the financial covenants, such amendment shall be set out in an amendment to this Agreement executed by all parties hereto, together with all ancillary documentation as may be reasonably required by the Bank. If no such amendment is executed and delivered, the financial covenants herein shall be determined in accordance with GAAP in effect as at the date of this Agreement. In such event, the Year-end Financial Statements shall be prepared in accordance with GAAP in effect on the date of such Year-end Financial Statements, and the Borrower shall concurrently deliver to the Bank a reconciliation prepared by its auditor in form and substance satisfactory to the Bank showing all adjustments made to such Year-end Financial Statements in order to determine compliance with such financial covenants on the basis of GAAP in effect on the date of this Agreement.

Currency References

1.03        All monetary amounts referred to in this Agreement are in Canadian Dollars unless otherwise noted.

References to Statutes

1.04        Whenever in this Agreement reference is made to a statute or regulations made pursuant to a statute, such reference shall be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement thereof.

Extended Meanings

1.05        Words importing the singular number include the plural and vice-versa. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation”. Unless otherwise expressly stated herein, if reference is made to any action or matter which requires the consent of the Bank or which is required to be completed to the satisfaction of the Bank, the discretion of the Bank to give such consent or to confirm its satisfaction with such action or matter shall be absolute and unfettered.

Schedules

1.06        The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Exhibit “A”	-	Term Sheet

Schedule 3.01(b)	-	Companies' Information
Schedule 3.01(g)	-	Material Permits
Schedule 3.01(i)		Owned Properties
Schedule 3.01(j)	-	Leased Properties
Schedule 3.01(1)	-	Insurance Policies
Schedule 3.01(m)	-	Material Agreements
Schedule 3.01(n)	-	Collective Agreements

Schedule 3.01(p)	-	Litigation
Schedule 3.01(r)	-	Pension Plans

Schedule 3.01(p)	-	Litigation
Schedule 3.01(r)	-	Pension Plans

ARTICLE II -

 GENERAL CONDITIONS

Evidence of Obligations (Noteless Advances)

2.01        The Bank shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations absent manifest error. The Bank may, but shall not be obliged to, request the Borrower to execute and deliver from time to time such promissory notes as may be required as additional evidence of the Obligations.

Place and Time of Advances and Payments; Authority to Debit Account

2.02

(a)
Advances to the Borrower shall be made by the Bank through its main branch at Toronto, Ontario; and all payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made at such branch.

(b)
All payments received by the Bank on a Business Day before 12:00 noon Toronto time shall be treated as having been received by the Bank on that day; payments made after such time on a Business Day shall be treated as having been received by the Bank on the next Business Day.

(c)
The Borrower hereby irrevocably authorizes the Bank to debit any account maintained by the Borrower with the Bank from time to time in order to pay any amount of principal, interest, fees, expenses or other amounts payable by the Borrower pursuant to this Agreement.

(d)	Prior to any Advance all conditions precedent set out in the Term Sheet must be satisfied or waived in writing by the Bank.

(e)	Each Advance made hereunder shall be repaid in the currency in which such Advances was made.

Matters Relating to Interest

2.03

(a)
Unless otherwise indicated, interest shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month; provided that if the last day of a month is not a Business Day, such payment shall be made on the next Business Day and interest shall continue to accrue and be payable until the date of such payment. Interest shall accrue from and including the day upon which an Advance is made or is deemed to have been made, and ending on but excluding the day on which such Advance is repaid or satisfied.

(b)
Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount “per annum” or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of 365 or 366 days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of 365 or 366 days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year.

(c)
Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under this Agreement, the Term Sheet or the Security would otherwise contravene the provisions of section 347 of the Criminal Code (Canada), section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which the Bank is legally entitled to charge and receive under any Law to which such compensation is subject, then such amount or rate of interest shall be deemed to have been charged or paid by mutual mistake (the parties having no intention of contravening any such provision) and shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received the Bank shall apply such excess against the Obligations and refund any further excess amount.

Bankers' Acceptances

2.04        The following provisions are applicable to Bankers’ Acceptances issued by the Borrower and accepted by the Bank:

(a)
Payment of Bankers’ Acceptances - The Borrower agrees to provide for each Bankers' Acceptance by payment of the face amount thereof to the Bank on the maturity of the Bankers' Acceptance or, prior to such maturity, on the Acceleration Date.  If the Borrower fails to provide for the payment of the Bankers' Acceptance accordingly, any amount not so paid shall be immediately payable by the Borrower to the Bank together with interest on such amount calculated daily and payable monthly at the rate and in the manner applicable to direct Advances made under any Facility under which such Bankers' Acceptance was issued. The Borrower agrees not to claim any days of grace for the payment at maturity of any Bankers' Acceptance and agrees to indemnify and save harmless the Bank in connection with all payments made by the Bank relating thereto, together with all reasonable costs and expenses incurred by the Bank in this regard.  The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a Bankers' Acceptance is held by the Bank for its own account at maturity.

(b)
Power of Attorney - The Borrower hereby appoints the Bank as its true and lawful attorney to complete and issue Bankers' Acceptances on behalf of the Borrower in accordance with written (including facsimile) transmitted instructions provided by the Borrower to the Bank, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof.  The Borrower agrees to indemnify and hold harmless the Bank and its respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney, except to the extent caused by the negligence or wilful misconduct of the Bank or its directors, officers and employees.  The Borrower hereby agrees that each Bankers' Acceptance completed and issued and accepted in accordance with this section by the Bank on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser.  The Borrower agrees that the Bank's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of Bankers' Acceptances.  This power of attorney shall continue in force until written notice of revocation has been served upon the Bank by the Borrower at the Bank's address set out in section 7.07.

(c)
Availability of Bankers’ Acceptances - If at any time and from time to time the Bank determines, that there no longer exists a market for Bankers’ Acceptances for the term requested by the Borrower, or at all, the Bank shall so advise the Borrower, and in such event the Bank shall not be obliged to accept and the Borrower shall not be entitled to issue new Bankers’ Acceptances.

(d)
Breakage Costs - The Borrower acknowledges that repayments and conversions are not permitted in respect of Advances made by way of Bankers’ Acceptances; however if for any reason a Bankers’ Acceptance is repaid or converted prior to the scheduled maturity date thereof (whether as a result of acceleration or otherwise), the Borrower agrees to pay to the Bank upon demand all loss, damage, costs and expenses which the Bank has incurred or may incur as a result of such repayment or conversion prior to the said scheduled maturity date. The Bank shall provide the Borrower with a written certificate showing in reasonable detail the basis for such claim, which shall be deemed to be prima facie correct.

Determination of Equivalent Amounts

2.05        Whenever it is necessary or desirable in this Agreement to determine the equivalent amount in Canadian Dollars of an amount expressed in U.S. Dollars, or vice-versa, the equivalent amount shall be determined by reference to the applicable Exchange Rate in effect as at the date of such determination.

Withholding Tax Gross-Up

2.06        Except as otherwise required by law, all payments made by the Borrower to the Bank hereunder shall be made without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment or any other jurisdiction, or (in each case) any political subdivision or taxing authority thereof or therein (other than taxes in respect of the net income, assets, capital of the Bank, or franchise taxes imposed upon the Bank). If any such withholding is required by law, the Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay to the Bank such additional amount as may be necessary to ensure that the net amount actually received by the Bank (after payment of such taxes including any taxes on such additional amount paid) is equal to the amount which it would have received if no amounts had been withheld. The Borrower’s obligations under this section shall survive the termination of this Agreement.  Notwithstanding the foregoing, however, the Borrower shall have no obligation to pay any additional amount under this section to any assignee of the Bank if the assignment to such assignee was made by the Bank in contravention of its obligations under section 11.11.

Increased Costs

2.07        If in respect of any change in or introduction of any law, regulation, order, rule, request or directive (whether or not having the force of law but of a kind which is intended to be generally complied with by banks) or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction:

(a)
the Bank incurs a cost (which it would not otherwise have incurred), becomes subject to a tax, or becomes liable to make a payment (calculated with reference to the amount outstanding or available under a Facility) with respect to continuing to provide or maintain such Facility (other than a tax imposed on the income of the Bank);

(b)	any reserve, special deposit or similar requirement is imposed or increased with respect to a Facility increasing the cost thereof to the Bank; or

(c)
the Bank suffers or will suffer a reduction in the rate of return on its overall capital (other than a reduction by reason of an income tax referred to in (a) above) as a result of the amount of the capital that the Bank is required to maintain being increased or of any change in the manner in which the Bank is required to allocate its resources;

  then the Borrower shall, upon receipt of written notice from the Bank, pay to the Bank such amount as will compensate the Bank for and will indemnify the Bank against such increases in cost or reductions of rate of return accruing after the date of receipt of such notice.  The Bank shall provide the Borrower with a photocopy of the relevant law, regulation, order, rule or directive and provide the Borrower with a certificate of a duly authorized representative of the Bank setting out the amount and basis for the amount of such additional compensation and basis of calculation thereof, which shall be conclusive and binding absent manifest error.

Illegality

2.08        The obligation of the Bank to make Advances shall be suspended if and for so long as it is unlawful or impossible for the Bank to maintain the Facilities or make Advances as a result of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES

Representations and Warranties

3.01        Each of the Borrower, Tucows and Delaware hereby represents and warrants to the Bank as follows, with respect to itself and also with respect to each of its Subsidiaries:

(a)
Corporate Status - It has been duly incorporated (or amalgamated, as applicable) and organized and is validly subsisting under the laws of its jurisdiction of incorporation and is up-to-date in respect of all required corporate filings.

(b)
Companies' Information - Schedule 3.01(b) attached hereto contains a true and complete list of the Companies, together with the following information in respect of each Company: issued and outstanding share capital, registered and beneficial shareholders, jurisdiction of incorporation, registered or head office, principal place of business, all locations at which it has places of business or owns assets, the particulars of all bank accounts held by it, and the extent to which Investments have been made therein by any other Company.

(c)
No Conflict with Charter Documents - There are no provisions in its charter documents or by-laws or in any shareholder& agreement affecting it which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others, or otherwise encumber all or any of its property, now owned or subsequently acquired.

(d)
No Conflicting Agreements - Neither the consummation of the transactions contemplated by this Agreement, the execution and delivery to the Bank of the Security, nor compliance with the terms, provisions and conditions of this Agreement or the Security will conflict with, result in a breach of, or constitute a default under its charter documents or by-laws or any agreement or instrument to which it is a party or is otherwise bound, and does not require the consent or approval of any Person, other than consents or approvals which have been obtained unconditionally and without imposition of any material conditions.

(e)
Power and Authority — It has full corporate power, authority and capacity to enter into those Loan Documents to which it is a party and to perform its obligations contained therein. Neither the consummation of the transactions contemplated by this Agreement and all other agreements contemplated hereunder, nor compliance with the terms, provisions and conditions thereof, will conflict with, result in a breach of, or constitute a default under its charter documents, by-laws or any agreement among its shareholders, or result in a breach of, default under or the creation of any Lien on its properties under any agreement or instrument to which it is a party or by which its property and assets may be bound or affected, and does not require the consent or approval of any Person.

(f)
Loan Documents - It has taken or caused to be taken all necessary action to authorize, and has duly executed and delivered the Loan Documents to which it is a party. The said Loan Documents provided by it constitute legal, valid and binding obligations, enforceable against it in accordance with the terms and provisions hereof, subject to laws of general application affecting creditors' rights and the discretion of the court in awarding equitable remedies.

(g)
Conduct of Business; Material Permits - It is in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business, holds all Material Permits and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it make such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Change in respect of any Company. Attached hereto as Schedule 6.01(h) is a true and complete list of all Material Permits.

(h)
Ownership of Assets - It owns, possesses and has a good and marketable title to its undertaking, property and assets, free and clear of any and all Liens except for Permitted Liens; and it has no commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any Permitted Lien.

(i)
Owned Properties - Schedule 3.01(i) attached hereto contains a true and complete list of the Owned Properties. Each Company listed on such schedule as the owner of an Owned Property is the registered and beneficial owner of such Owned Property, having good and marketable title thereto free of all Liens other than Permitted Liens (and Liens which will be discharged from the proceeds of the first Advance hereunder).

(j)	Leased Properties - Schedule 3.01(j) attached hereto contains a true and complete list of the Leased Properties. A true and complete copy of each said lease has been provided to the Bank.

(k)
Intellectual Property - It possesses or has the right to use all licenses, franchises, permits, registrations, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other forms of intellectual property material to the conduct of its business, each of which is in good standing in all material respects; and has the right to use such intellectual property without violation of any rights of others with respect thereto.

(l)
Insurance – It has placed insurance, including property, business interruption and liability insurance, in appropriate amounts and for appropriate risks as would be considered prudent for similar businesses. Schedule 3.01(1) attached hereto contains a true and complete list of all insurance policies held by the Companies. In the last three years no insurance policy held by the Companies has been cancelled by the insurer, and no insurer has refused to renew any such insurance coverage.

(m)
Material Agreements - Schedule 3.01(m) attached hereto contains a true and complete list of all Material Agreements to which the Companies are party, including a description of the nature of each Material Agreement. Each said Material Agreement is in good standing and in full force and effect; and the Companies and to its knowledge the other parties thereto are not in material breach of any of the terms or conditions contained therein.

(n)
Labour Agreements - Schedule 3.01(n) attached hereto contains a true and complete list of all collective agreements presently in effect between the Companies and any labour union or employee association. Except for the said collective agreements listed in Schedule 3.01(n), the Companies are not under any obligation to assume any such contracts to or conduct negotiations with any labour union or employee association with respect to any future agreements, and it is not aware of any current attempts to organize or establish any such labour union or employee association.

(o)
Environmental Laws - Its business, operations, assets, equipment, property, leaseholds and other facilities are in compliance in all material respects with all Requirements of Environmental Law, specifically including all Requirements of Environmental Law concerning the storage and handling of Hazardous Materials.

(p)
Litigation - Except as disclosed in Schedule 3.01(p) attached hereto, there are no actions, suits or proceedings pending or to the knowledge (after due enquiry) of any Company threatened against it in any court or before or by any federal, provincial, municipal or other Governmental Authority where there is a reasonable likelihood that the liability of the Companies or any one of them will exceed $250,000.

(q)
Pension Plans - Schedule 3.01(q) attached hereto contains a true and complete list of all Pension Plans established by the Companies, and no Pension Plan listed therein is a defined benefit plan. No steps have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan sufficient to give rise to a Lien under any applicable laws of any jurisdiction, and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which might result in the incurrence by any Company of any material liability, fine or penalty. Each such Pension Plan is in compliance in all material respects with all applicable pension benefits and tax laws, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of such Pension Plan have been made in accordance with all applicable laws and the terms of such Pension Plan, (ii) all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iii) no event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

(r)
Financial Statements - The most recent yearend financial statements and interim financial statements delivered to the Bank for each of the Companies have been prepared in accordance with GAAP on a basis which is consistent with the previous fiscal period, and present fairly such Company's:

(i)	assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition as at the dates therein specified;

(ii)	sales, earnings and results of its operations during the periods covered thereby; and

(iii)	in the case of the yearend financial statements, changes in financial position;

and since the dates of the said yearend financial statements and interim financial statements, as the case may be, no liabilities have been incurred by such Company except in the ordinary course of business and no change or event has occurred which constitutes a Material Adverse Change in such Company's business, operations, condition (financial or otherwise) or properties or which could materially impair its ability to timely and fully perform its obligations under the Loan Documents, or materially impair the ability of the Bank to enforce its rights and remedies under this Agreement or the Security.

(s)
Financial and Other Information - All financial and other information provided by or in respect of it to the Bank was true, correct and complete in all material respects when provided; and no information, exhibit, or report furnished by it to the Bank contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

(t)	No Guarantees - It has not granted any Guarantees, except for Guarantees which comprise part of the Security.

(u)
Tax Returns - It has duly and timely filed all tax returns required to be filed by it, and has paid all taxes which are due and payable by it or has obtained extensions from the applicable taxing authority to file such statements and has then filed such tax returns within the extended time periods. It has also paid all other taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice. There are no actions, suits, proceedings, investigations or claims pending or to the best knowledge of each of the Companies, threatened against it in respect of taxes, governmental charges or assessments or any material matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by any such Governmental Authority.

(v)
Statutory Liens - It has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax, harmonized sales tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its property, except for Permitted Liens.

(w)
Full Disclosure - All factual information furnished by it to the Bank (including without limitation in the Term Sheet, this Agreement and the Security) for the purposes of or in connection with this Agreement, is true and accurate in all material respects on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

Survival of Representations and Warranties

3.02          Each of the Borrower, Tucows and Delaware hereby acknowledges that the Bank is relying upon the foregoing representations and warranties in connection with the establishment and continuation of the Facilities. The said representations and warranties shall survive the execution and delivery of this Agreement and the making of all Advances from time to time hereunder, notwithstanding any investigations which may be made by the Bank.

ARTICLE IV -

COVENANTS

Positive Covenants

4.01        Each of the Borrower, Tucows and Delaware hereby covenants and agrees with the Bank that it will, and will cause each of its Subsidiaries, to:

(a)	Prompt Payment - in the case of the Borrower, pay all principal, interest and other amounts payable by it to the Bank pursuant to the Term Sheet and this Agreement promptly when due;

(b)
Compliance with Agreements with Bank - perform and satisfy all covenants and obligations to be performed by it under those Loan Documents to which it is a party and under any other agreement or undertaking now or hereafter made between it and the Bank;

(c)
Notice of Certain Events - give prompt written notice to the Bank of: (i) any Breach; (ii) any Material Adverse Change affecting any Company; or (iii) any event or occurrence which could with the giving of notice, lapse of time or both result in a Material Adverse Change affecting any Company; (iv) any material litigation affecting any Company; (v) any material labour dispute affecting any Company; (vi) any notice of a payment default or other material default in respect of any Funded Debt of any Company; and (vii) any notice in respect of the termination or suspension of, or a material default under, any Material Agreement or Material Permit;

(d)
Preservation of Corporate Existence - maintain its corporate existence, preserve its rights, powers, material licences, material privileges, franchises and goodwill, and exercise any rights of renewal or extensions of any leases, licences, concessions, franchises or any other rights whatsoever which are necessary or material to the conduct of its business and carry on and conduct its business in a proper and efficient manner so as to protect its property and the earnings, income, rents and profits of its business; and not materially change the nature of its business;

(e)	Maintain Records - keep and maintain full and accurate accounts and records of its operations in accordance with GAAP;

(f)
Inspection - permit the Bank and its employees and agents to enter upon and inspect its property, assets, books and records from time to time upon reasonable notice and during regular business hours and conduct environmental investigations of its properties and assets; and it shall execute and deliver all consents and further assurances as may be necessary or desirable in order for the Bank and its agents to obtain information from Governmental Authorities and other Persons with respect to such matters;

(g)
Payment of Taxes, etc. - pay and discharge promptly when due (i) all taxes, assessments and governmental charges or levies lawfully imposed upon it or upon its property, except to the extent that it is diligently contesting any such taxes, assessments, charges or levies in good faith and has established reserves satisfactory to the Bank or has obtained the consent from the taxing authorities to file such statements at a later date and then will comply with the terms of such extension consent; and (ii) all claims which, if unpaid, might become a Lien affecting its property, except for Permitted Liens;

(h)
Insurance - obtain from financially responsible insurance companies and maintain insurance policies as would be considered prudent for similar businesses, all of which policies of insurance shall be in such amounts as may be reasonably required by the Bank and shall include a standard mortgage clause approved by the Insurance Bureau of Canada; and cause the interest of the Bank to be noted as first mortgagee and loss payee on all property insurance policies and as an additional insured under all liability insurance policies; and provide the Bank with certificates of insurance and certified copies of such policies from time to time upon request;

(i)
Compliance with Laws - comply in all material respects with all applicable laws, rules, governmental restrictions and regulations (specifically including all Requirements of Environmental Law) and obtain and maintain in good standing in all material respects all material leases, licences, permits and approvals from any and all Governmental Authorities required in respect of its operations;

(j)	Maintenance of Properties - maintain and preserve all of its properties used in the conduct of its business in good working order and condition;

(k)	Books and Records - provide reasonable access to the Bank to all of the books and records of any of the Companies upon request by the Bank;

(l)	Bank Accounts - maintain all of its bank accounts with the Bank; and

(m)	Further Assurances - provide the Bank with such further security, information, financial data, documentation and other assurances as the Bank may reasonably require from time to time.

Negative Covenants

4.02        Each of the Borrower, Tucows and Delaware hereby covenants and agrees that it will not, and will ensure that each of its Subsidiaries does not, without the prior written consent of the Bank:

(a)	Funded Debt – create, incur or assume Funded Debt, except Permitted Funded Debt;

(b)	Liens - create or permit to exist any Liens in respect of any of any of its properties, assets or undertaking, except for Permitted Liens;

(c)
Disposition of Assets - directly or indirectly sell or otherwise dispose of, by conveyance, transfer, lease, declaration of trust or by any other manner whatsoever, any of its properties or assets, except for the sale of inventory and obsolete equipment in the ordinary course of business;

(d)
Corporate Changes - liquidate or dissolve or enter into any amalgamation, consolidation, merger, partnership, joint venture or other combination, or enter into any like transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation or Person, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, issue any securities or take any other action which would result in any Company (other than Tucows) not being, directly or indirectly, a wholly-owned Subsidiary of Tucows, or materially change the nature of its business; provided however that any Company may amalgamate with or transfer its assets to any other Company if all additional Security and related documents and opinions reasonably required by the Bank are concurrently provided;

(e)	Guarantees - become obligated under Guarantees, other than Guarantees which comprise part of the Security;

(f)	Investments - make or acquire an Investment in any Person;

(g)
Distributions - make any Distributions, except that prior to the Acceleration Date Distributions may be made from time to time provided that (i) no Breach has occurred and is continuing immediately prior to each such Distribution and (ii) no Breach would exist immediately thereafter;

(h)	Contracts with Related Persons - enter into any contract with any Related Person unless all terms and conditions thereof (specifically including the price) are commercially reasonable; or

(i)	Change of Control - enter into or consent to any transaction which would result in a change of control of any Company.

Financial Covenants

4.03        Each of the Borrower, Tucows and Delaware agrees to comply with all financial covenants and restrictions contained in the Term Sheet.  In addition, with respect to the following provision in the Term Sheet: “Consolidated financial statements of Tucows Inc. must reflect, at all times, no less than 85% of assets and EBTIDA (sic) of the borrower or its secured subsidiaries”, the parties hereby agree that:

(a)
at the end of each fiscal quarter of the Borrower, the EBITDA of the Secured Companies (determined on an unconsolidated basis in respect of each Secured Company) for the fiscal period comprised of such fiscal quarter and the immediately preceding three fiscal quarters shall not be less than eighty-five percent (85%) of the EBITDA of Tucows Inc. and its Subsidiaries determined on a consolidated basis for such fiscal period; and

(b)
at the end of each fiscal quarter, the aggregate value of the assets of the Secured Companies (determined on an unconsolidated basis in respect of each Secured Company) shall not be less than eighty-five percent (85%) of the aggregate value of the assets of Tucows Inc. and its Subsidiaries determined on a consolidated basis at such time.

Reporting

4.04        Each of the Borrower, Tucows and Delaware agrees to comply with all reporting covenants contained in the Term Sheet; and also agrees to provide such additional financial information and documents as the Bank may reasonably require from time to time.

Security

4.05

(a)	Each of the Borrower, Tucows and Delaware agrees to provide or cause to be provided to the Bank all security contemplated in the Term Sheet.

(b)
Notwithstanding anything to the contrary contained in the Term Sheet, this Agreement or the Security, the Collateral shall not include any present or future securities issued by any unlimited liability company formed under the Companies Act (Nova Scotia) or similar legislation in any other jurisdiction.

(c)
The Security shall be in form and substance satisfactory to the Bank. The Bank may require that any item of Security be governed by the laws of the jurisdiction where the property subject to such item of Security is located. The Security shall be registered by the Borrower where necessary or desirable to record and perfect the charges contained therein, as determined by the Bank in its sole discretion, specifically including registrations in the Canadian Intellectual Property Office.

(d)
The Borrower shall cause to be delivered to the Bank the opinions of the solicitors for the Companies regarding their corporate or partnership status, the due authorization, execution and delivery of the Security provided by them, all registrations in respect of the Security, the results of all applicable searches in respect of them, and the enforceability of such Security; all such opinions to be in form and substance satisfactory to the Bank.

(e)
Each of the Borrower, Tucows and Delaware agrees to execute and deliver from time to time, and cause each of its Subsidiaries to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Bank from time to time in order to provide the Security contemplated hereunder.

ARTICLE V -

ACCELERATION AND REMEDIES

Acceleration

5.01        The Bank may demand immediate payment of the Obligations at any time in its sole discretion, by written notice to the Borrower.  In addition, the Obligations shall become immediately due and payable upon the occurrence of an Insolvency Event, without the necessity of any demand upon or notice to the Borrower by the Bank. Upon the occurrence and during the continuation of a Breach, both before and after the Acceleration Date, all Outstanding Advances shall bear interest or fees at the rates otherwise applicable plus two percent (2%) per annum in order to compensate the Bank for the additional risk.

Acceleration of Certain Contingent Obligations

5.02        On the Acceleration Date and from time to time thereafter, the Bank may make a loan to the Borrower in an amount equal to the face amount of any Bankers' Acceptance, or the amount required to unwind any Hedging Agreement (such amount to be determined at such time in accordance with the provisions thereof). The proceeds of any such loan shall be held by the Bank and used to satisfy the Bank's obligations under any such Bankers' Acceptance when due, or to unwind any such Hedging Agreement. Any such loan shall bear interest at the rate and in the manner applicable to direct loans made under the Facility which provides for the highest interest rate at such time.

Combining Accounts; Set-Off

5.03        At any time after the Acceleration Date, in addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time, without notice to the Companies, set off any or all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Bank to any Company against any direct or indirect, contingent or absolute indebtedness, obligations and liabilities of such Company to the Bank. Without limiting the generality of the foregoing, the Bank may from time to time:

(a)
combine, consolidate or merge any or all of the deposits or other accounts maintained by any Company with the Bank (whether term, notice, demand or otherwise and whether matured or unmatured) and such Company's direct or indirect, contingent or absolute indebtedness, obligations and liabilities to the Bank; and

(b)
set off, apply or transfer any or all sums standing to the credit of any such deposits or accounts in or towards the satisfaction of such Company's direct or indirect, contingent or absolute indebtedness, obligations and liabilities to the Bank.

Appropriation of Monies

5.04        At any time after the Acceleration Date, the Bank may from time to time appropriate any proceeds of realization of the Security against such portion of the Obligations as the Bank may determine in its discretion, and the Companies may not require any different appropriation. The taking of a judgment or any other action or dealing whatsoever by the Bank in respect of the Security shall not operate as a merger of any of the Obligations or in any way affect or prejudice the rights, remedies and powers which the Bank may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or any portion of the Obligations shall not release or affect the liability of the Companies or any other Person in respect of the remaining portion of the Obligations.

No Further Advances

5.05        The Bank shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrower which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Bank to a Borrower of a Demand Notice; (ii) delivery by the Bank to a Borrower of a written notice that the Borrower is not in compliance with any terms or conditions of any of the Loan Documents and that as a result thereof no further Advances will be made; (iii) the occurrence of an Breach; and (iv) receipt by the Bank of any garnishment notice or other notice of similar effect in respect of any Company pursuant to the Income Tax Act (Canada) or any similar notice under any other statute.

Judgment Currency

5.06        If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary for the Bank to convert into the currency of such jurisdiction (in this section called the “Judgment Currency”) any amount due to the Bank hereunder in any currency other than the Judgment Currency, then conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due by the Borrower under this section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

Remedies Cumulative

5.07        All of the rights and remedies granted to the Bank in this Agreement, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Bank at law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

ARTICLE VI -

GENERAL

Waivers to be in Writing

6.01        Any failure or delay by the Bank in exercising any right or privilege with respect to the non compliance with any provisions of this Agreement by any Company and any course of action on the part of the Bank, shall not operate as a waiver of any rights of the Bank unless made in writing by the Bank. Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Bank with respect to any other or future non-compliance.

Governing Law

6.02        This Agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Bank to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the jurisdiction of the courts of the Province of Ontario.

Bank's Expenses

6.03        Whether or not the transactions contemplated by this Agreement are completed or Advances are made, the Borrower agrees to pay on demand by the Bank all reasonable expenses incurred by the Bank, including reasonable legal fees, in connection with this Agreement, the Term Sheet, the Security and all documents contemplated hereby, including: the preparation, administration or interpretation of such documents, the protection and enforcement of the rights of the Bank provided for thereby, the enforcement of the Security, and the preparation of any waivers, partial discharges and similar matters which may be required; together with interest after demand at the highest rate applicable to the Facilities. The Borrower hereby authorizes the Bank to debit its account in order to pay any such expenses from time to time.

Interest on Unpaid Costs and Expenses

6.04        If a Borrower fails to pay when due any amount in respect of costs or expenses or any other amount required to be paid by it hereunder (other than principal or interest on Advances), it shall pay interest on such unpaid amount from the time such amount is due until paid at the rate equal to the highest rate of interest then applicable to the Facilities.

General Indemnity

6.05        In addition to any other liability of the Borrower hereunder, the Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Indemnitees which relate or arise out of or result from:

(i)
any failure by the Borrower to pay and satisfy its obligations hereunder including, without limitation, any costs or expenses incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Bank to fund or maintain the Facilities or as a result of the Borrower’s failure to take any action on the date required hereunder or specified by it in any notice given hereunder;

(ii)	any investigation by Governmental Authorities or any litigation or other similar proceeding related to any use made or proposed to be made by the Borrower of the proceeds of any Advance; and

(iii)	any instructions given to the Bank to stop payment on any cheque issued by the Borrower or to reverse any wire transfer or other transaction initiated by the Bank at the request of the Borrower;

  except to the extent arising from the negligence or wilful misconduct of such Indemnitees.

Environmental Indemnity

6.06        In addition to any other liability of the Borrower hereunder, the Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against:

(i)	any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the failure of any Company to comply with all Requirements of Environmental Law;

(ii)
any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any Owned Property or Leased Property; and

(iii)
any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees) and claims which may be paid by, incurred by or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any Owned Property or Leased Property, or the discharge, emission, spill, radiation or disposal by any of them of any Hazardous Material into or upon any Land, the atmosphere, or any watercourse or body of water; including the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

  except to the extent arising from the negligence or wilful misconduct of such Indemnitees.

Survival

6.07        The termination of the Term Sheet and this Agreement (or either of them) shall not relieve the Borrower from its obligations thereunder arising prior to such termination, such as obligations arising as a result of or in connection with any Breach, any failure to comply therewith or the inaccuracy of any representations and warranties made or deemed to have been made prior to such termination, and obligations arising pursuant to sections 6.05 and 6.06 herein and all other indemnity obligations contained herein.

Notice

6.08        Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and delivered to the addressee by prepaid private courier or sent by telecopy to the applicable address and to the attention of the officer of the addressee as follows:

(a)	to any Company:

96 Mowat Avenue.
Toronto, Ontario
M6k 3M1

Attention: President

Fax no.: (416) 531-1257

(b)	to the Bank:

Bank of Montreal
Corporate Finance
11th Floor, First Canadian Place
Toronto, Ontario
M5X 1A1

Attention: Director

Fax no. (416) 360-7168

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by telecopy shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

Severability

6.09        Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Further Assurances

6.10        Each of the Borrower, Tucows and Delaware shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Bank upon request from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

Time of the Essence

6.11        Time shall be of the essence of this Agreement.

Assignment and Participation

6.12

(a)	The Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of the Bank.

(b)
The Bank may grant participations in all or any portion of its rights under this Agreement from time to time without notice to or obtaining the prior written consent of the Borrower; provided that the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement; and the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement.

(c)
If a Breach has occurred and is continuing, the Bank may from time to time assign all or any portion of the Facilities hereunder, together with all of its rights and obligations incidental thereto, to any other Person without notice to or obtaining the prior written consent of the Borrower.

(d)
If no Breach has occurred and is continuing, the Bank may from time to time assign all or any portion of the Facilities hereunder, together with all of its rights and obligations incidental thereto, in minimum amounts of Five Million Dollars ($5,000,000) to one or more financial institutions that are not non-residents of Canada for the purposes of the Income Tax Act (Canada) subject to obtaining the prior written consent of the Borrower, not to be unreasonably withheld or delayed. The Bank acknowledges that it shall be reasonable for the Borrower to withhold its consent to any such assignment if the Borrower would thereby be required to pay additional amounts pursuant to sections 2.08 or 2.09 hereof.

(e)
If the Bank assigns all or any portion of its rights and obligations under this Agreement to an assignee in accordance with the provisions of this section, and if such assignee executes and delivers to the Borrower and the Bank a written agreement in form and substance satisfactory to the Borrower, acting reasonably, to assume and be bound by all or the assigned portion of the Bank's obligations hereunder, then immediately upon the said delivery of such agreement the Bank's said obligations hereunder shall automatically be released to the extent so assumed by such assignee.

(f)	The Borrower acknowledges that the Bank is entitled to charge a processing and recording fee to any assignee in connection with each assignment hereunder.

(g)
The Borrower agrees to co-operate fully with the Bank in connection with any assignment or participation pursuant to this section, and agree to execute and deliver from time to time in favour of the Bank and any such assignee or participant such documents and assurances as may be reasonably required by the Bank or the assignee or participant in connection with such assignment or participation.

Effect of Term Sheet; Clarifications

6.13        The parties acknowledge that the Term Sheet remains in full force and effect and that the terms and conditions contained in this Agreement are supplementary to and not in substitution for the terms and conditions contained in the Term Sheet. To the extent that there is any inconsistency between a provision of this Agreement and a provision of the Term Sheet, the said provision in this Agreement shall be paramount and shall supersede the said provision of the Term Sheet.  Without limiting the generality of the foregoing, the parties agree as follows:

(a)
The Obligations are payable upon demand by the Bank, notwithstanding anything to the contrary in the Term Sheet.  Each reference to a “default” or an “event of default” in the Term Sheet shall be deemed to mean a Breach.

(b)	Each reference to the “company” or the “Company” in the Term Sheet shall mean the Borrower.

(c)
Each reference to the “Corporate Guarantors” in the Term Sheet shall be deemed to refer to the “Companies” (for greater certainty, regardless of whether any Company has provided a guarantee in respect of the Obligations).

Inconsistencies with Security

6.14        To the extent there is any inconsistency between a provision of the Term Sheet or this Agreement and a provision of any other Loan Document, the said provision of the Term Sheet or this Agreement shall govern.

Amendment and Restatement

6.15        This Agreement amends and restates the provisions of the 2007 Supplemental Agreement and shall not be considered a novation thereof. Any provision hereof which differs from or is inconsistent with a provision of the 2007 Supplemental Agreement constitutes an amendment to the 2007 Supplemental Agreement with each such amendment being effective as and from the date hereof.  This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the 2007 Supplemental Agreement or in any Security, agreements, certificates and other documents executed and delivered by or on behalf of the Companies in respect thereof or in connection therewith, but same shall remain in full force and effect save to the extent same are amended by the provisions of this Agreement.  All representations and warranties set out in this Agreement are freshly made on the date hereof, but nothing herein shall release or otherwise affect the liability of the Borrower, Tucows and Delaware, without duplication, in connection with the representations and warranties contained in the 2007 Supplemental Agreement.  Each of the Borrower, Tucows and Delaware hereby represents, warrants, acknowledges and agrees with the Agent that all Security executed and delivered by the Secured Companies to the Agent prior to the date of this Agreement is valid and enforceable in accordance with its terms and continues in full force and effect. Any reference to the 2007 Supplemental Agreement in any other Loan Document shall be deemed to constitute a reference to this Agreement.

Confidentiality

6.16        The Bank agrees that all documentation and other information made available by the Borrower, Tucows and Delaware under or in connection with this Agreement shall (except to the extent such documentation or other information is publicly available or hereafter becomes publicly available other than by their actions, or was theretofore known or hereinafter becomes known to it independently of any disclosure by the Borrower, Tucows and Delaware) be held in confidence and used solely in the evaluation, administration and enforcement of the Advances and all matters related to this Agreement and the Security and the transactions contemplated hereby and thereby, and in the prosecution of defence of legal proceedings arising in connection herewith and therewith. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent the Bank from (a) making disclosure of any information (i) to any Related Person to the Bank, provided that such Related Person executes and delivers to the Borrower, Tucows and Delaware (with a copy to the Bank, if so requested) a confidentiality agreement in form and substance acceptable to the Borrower, acting reasonably; (ii) if required to do so by Applicable Law or regulation, (iii) to any Governmental Authority having or claiming to have authority to regulate or oversee any aspect of the business of the Bank or any of the Companies in connection with the exercise of such authority or claimed authority and that compels or requires the disclosure of such information, (iv) pursuant to any subpoena or if otherwise compelled in connection with any litigation or administrative proceeding, (v) to any prospective participant or assignee of all or any portion of the rights and obligations of the Bank hereunder provided that such prospective assignee executes and delivers to the Borrower, Tucows and Delaware a confidentiality agreement in form and substance acceptable to them, acting reasonably, or (vi) to the extent that the Bank or its counsel deems necessary or appropriate, acting reasonably, to effect or preserve its Security or to enforce any remedy provided in this Agreement or the Security or otherwise available by law; or (b) making, on a confidential basis, such disclosures as the Bank reasonably deems necessary or appropriate to its legal counsel, accountants or other advisers, agents or representatives (including outside auditors).

Entire Agreement

6.17        This Agreement, the Term Sheet, the Security and any other documents or instruments contemplated therein shall constitute the entire agreement and understanding among the parties hereto relating to the subject-matter hereof. No provision of this Agreement or the Term Sheet or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification, waiver or termination is sought to be enforced.

Execution in Counterparts; Execution by Fax or PDF

6.18        This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

Binding Effect; Successor and Assigns

6.19        This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns; “successors” includes any corporation resulting from the amalgamation of a party with any other corporation.

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IN WITNESS WHEREOF this Agreement has been executed, sealed and delivered by the parties hereto.

TUCOWS.COM. CO.

by:	/s/ Michael Cooperman
name: Michael Cooperman
Title: Secretary

TUCOWS (DELAWARE), INC.

by:	/s/ Michael Cooperman
name: Michael Cooperman
Title: Secretary

TUCOWS INC.

by:	/s/ Michael Cooperman
name: Michael Cooperman
Title: Chief Financial Officer

BANK OF MONTREAL

by:	/s/ Kerry O’Neill
name: Kerry O’Neill
Title: Managing Director

by:	/s/ Amit Walia
name: Amit Walia
Title: Director